Exhibit 10.18

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) dated as of March 16, 2023 (“Effective Date”), is executed by and between WESTPORT OFFICE PARK, LLC, a Delaware limited liability company, (“Landlord”), and TALIS BIOMEDICAL CORPORATION, a Delaware corporation, (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease Agreement dated January 20, 2021, as amended by that certain First Amendment dated as of January 4, 2022 (as amended, the “Lease”), with respect to a portion of the first (1st) floor and the entire second floor of the Building commonly known as 3400 Bridge Parkway, Redwood City, California 94065 (the “Premises”), as more particularly described in the Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Lease.

B. Although the Lease is scheduled to remain in effect until December 31, 2032, Tenant desires to have the term of the Lease terminate and expire as of the Early Termination Date (as defined below).

C. Landlord is willing to have the term of the Lease terminate and expire on the Early Termination Date, in accordance with the terms and conditions set forth in this Agreement.

In consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Early Termination of Lease. Landlord and Tenant hereby agree that the term of the Lease shall terminate and expire as of the close of business on the date (the "Early Termination Date") that is the latest of (i) the date of this Agreement, (ii) the date Tenant pays Landlord the Termination Fee (as defined below) by wire transfer of good funds, (iii) the date upon which the full execution and delivery of a New Lease (as defined below) on terms and conditions satisfactory to Landlord in its sole discretion occurs (“New Lease Condition”), and (iv) the Scheduled Date (as defined below), and the Early Termination Date shall be deemed the expiration date of the Lease for all purposes. If the Early Termination Date shall not have occurred on or before 6:00 p.m. Pacific Time on May 12, 2023 (the "Scheduled Date"), Landlord by written notice to Tenant may terminate this Agreement by delivery of written notice to Tenant at any time prior to the Scheduled Date; provided, however, if the New Lease Condition is not satisfied, Landlord shall provide such written notice no later than March 31, 2023. Landlord in its sole discretion may elect to waive the conditions in clauses (ii) and (iii) of this Section 1, but such waiver shall not be a waiver or release of Tenant's obligation to pay the initial payment or any other portion of the Termination Fee as and when required under Section 2, below, and require that Tenant vacate the Premises on or before the Vacating Date (as defined below). If, despite Tenant’s commercially reasonable efforts, Kriya Therapeutics, Inc., as sublessor, and Tenant, as sublessee, have not executed and delivered a Sublease with respect to certain subleased premises located at 1100 Island Drive, Suite 101, Redwood City, California, on terms and conditions satisfactory to Tenant in its reasonable discretion, by March 31, 2023, and/or if Landlord has not consented in writing to such Sublease, Tenant may terminate this Agreement by delivery of written notice of termination to Landlord no later than the Scheduled Date, in which event the Lease shall not terminate on the Early Termination Date pursuant to the terms above and the Lease shall continue in full force and effect as if this Agreement had not been executed.
1.1
For avoidance of doubt, if this Agreement terminates pursuant to the provisions of Section 1 above, then this Agreement shall be void and of no force or effect EXCEPT that if Landlord has received the Termination Fee referred to below, then the provisions of the last sentence of Section 2.1 below shall apply. The provisions of the immediately preceding sentence and the provisions of the last sentence of Section 2.1 below shall survive the termination of this Agreement and remain in full force and effect following the termination of this Agreement pursuant to Section 1 above.
1.2
On or before the later of (i) the date seven (7) weeks following the date Landlord notifies Tenant in writing that the New Lease Condition has been satisfied (or waived by Landlord) and (ii) the Scheduled Date (such later date being referred to herein as the “Vacating Date”), Tenant shall (x) surrender to Landlord all right, title and interest of Tenant in the Premises (and the Lease), (y) vacate and surrender the Premises, broom clean, in good condition and repair, reasonable wear and tear excepted and (z) remove from the Premises Tenant’s furniture, furnishings and equipment in accordance with Section 3 below and repair any damage to the Premises or Building arising from such removal. In the event the expiration date of the seven (7) week period referred to in clause (i) above extends beyond the Scheduled Date, then Tenant shall be deemed holding over in the Premises with Landlord’s consent for the period (hereinafter referred to as the “Consent Holdover Period”) commencing on May 13, 2023 and ending on the earlier of (A) the date Tenant complies with the terms of clauses (x), (y) and (z) above or (B) the expiration of the seven (7) week period referred to above, and during such Consent Holdover Period, the applicable terms, covenants and conditions of the Lease shall apply, including Tenant’s obligation to pay to Landlord any Base Rent or Additional Rent, including, without limitation, any Operating Expenses or Taxes, during or allocable to the Consent Holdover Period; it being understood and agreed that during such Consent Holdover Period, Tenant’s obligation to pay Base Rent and Additional Rent shall be at the same rate and terms as if the Lease had not yet terminated (and shall not be at the [***] percent ([***]%) rate set forth in Section 31.1 of the Lease). In the event that Tenant fails to vacate the Premises and surrender and deliver exclusive possession of the Premises to Landlord on or before the Vacating Date in accordance with the terms of this Agreement, then, following the Vacating Date and until Tenant vacates the Premises and surrenders and delivers exclusive possession of the Premises to Landlord, Tenant shall be deemed to be in holdover of the Premises without Landlord’s consent and shall be subject to the terms of Article 31 of the Lease (except that for purposes of this sentence and application of Article 31 of the Lease to this sentence, the holdover period shall be deemed to commence on the day following the Vacating Date and clause (a) of the fifth sentence of Article 31 of the Lease shall be deemed deleted and the following shall be deemed substituted in place thereof: “(a) the date that is the Vacating Date, or”).
2.
Termination Fee.

2.1
In consideration of Landlord's agreement to the expiration and termination of the Lease as of the Early Termination Date as provided in this Agreement, Tenant agrees to pay to Landlord, in good funds, within three (3) business days following the Effective Date, the amount of [***] Dollars ($[***]) (the “Termination Fee”), in the same manner rent is paid under the Lease. If this Agreement is terminated pursuant to the terms of Section 1, then, to the extent Landlord has received the Termination Fee referred to above, Landlord shall refund such Termination Fee to Tenant within seven (7) business days following the termination of this Agreement and if Landlord fails to refund the entire Termination Fee to Tenant within such seven (7) business day period, then, without waiving any of Tenant’s rights or remedies arising from Landlord’s failure, Landlord shall credit to Tenant against Base Rent and Additional Rent next coming due under the Lease the balance of the Termination Fee that has not be refunded to Tenant until fully credited.
2.2
Tenant acknowledges that the early expiration and termination of the term of the Lease and Landlord's agreement to accept the Termination Fee is a valuable contemporaneous exchange of consideration for the release of Tenant from potential future rent and other obligations accruing under the Lease from and after the Early Termination Date that, but for the expiration and termination of the term of the Lease, Tenant would still be obligated to perform, including, without limitation, the payment of Rent, provided for in the Lease.
2.3
Landlord and Tenant agree that if there is a disgorgement of any portion of the Termination Fee or the avoidance in whole or in part of this Agreement, under any applicable law, including, but not limited to, chapter 5 of title XI of the United States Code, shall be considered a breach of this Agreement by Tenant and shall entitle Landlord to seek and recover from Tenant damages to the extent provided in the Lease (without giving effect to the terms of Section 1 of this Agreement and as if the Lease had not terminated pursuant to the terms of this Agreement) less any portion of the Termination Fee that is and will be retained by Landlord.
2.4
Landlord shall continue to hold the Letter of Credit in the amount of $[***] under the Lease (the “Letter of Credit”). From and after the Early Termination Date, Landlord shall continue to hold the Letter of Credit as security for Tenant's obligations under this Agreement and the Lease. The Letter of Credit is not an advance payment of any kind or a measure of Landlord's damages in case of any default by Tenant in the obligation to pay the Termination Fee or perform its other obligations under this Agreement. If Tenant fails to perform any of the covenants of this Agreement or the Lease (as modified by this Agreement) to be performed by Tenant, including without limitation the provisions relating to payment of the Termination Fee, payment of amounts due under the Lease (as modified by this Agreement), the removal of property from the Premises by the Vacating Date, the repair of any damage to the Premises caused by Tenant and any failure to deliver the Premises in the condition required by this Agreement, then Landlord shall have the right, but no obligation, to draw upon the Letter of Credit, or so much thereof as may be necessary, for the payment of any unpaid Termination Fee and/or to cure any other failure by Tenant. If Landlord draws upon the Letter of Credit or any part thereof for payment of such amounts or to cure any such other failure by Tenant, then Tenant shall either pay to Landlord on demand the cash amount so applied in order to restore the draw proceeds to the full amount thereof immediately prior to such application or cause the Letter of Credit to be replenished to its full amount thereunder. Landlord's obligations with respect to the Letter of Credit are those of a debtor and not a trustee. Landlord and Tenant agree that this Agreement does not constitute a Lease and, accordingly, the Letter of Credit shall not constitute a security deposit and no provisions of law, including without limitation California Civil Code Section 1950.7, with respect to security deposits under leases shall apply to the Letter of Credit. If Tenant performs every provision of this Agreement and the Lease (as modified by this Agreement) to be performed by Tenant, the Letter of Credit shall be released to Tenant not later than the later of (i) the date thirty (30) days following payment in full of the Termination Fee or (ii) the date five (5) business days following the date Tenant complies with the terms of clauses (x), (y) and (z) of Section 1.2 above. Tenant hereby irrevocably directs Landlord to retain the Letter of Credit in accordance with the terms of this Section 2.4 above as a deposit to secure Tenant's obligations under this Agreement and the Lease (as modified by this Agreement) in lieu of Tenant receiving a return of the Letter of Credit. Tenant hereby grants Landlord a security interest in the Letter of Credit.
2.5
All payments of the Termination Fee shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance with the Lease. If Tenant fails to pay any installment of the Termination Fee within five (5) days after its due date (each, a "Termination Fee Event of Default"), Tenant shall pay Landlord a late charge equal to [***] percent ([***]%) of the amount due plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay the Termination Fee when due hereunder to compensate Landlord for the extra cost incurred as a result of such late payment. The parties agree that the late charge represents a fair and reasonable estimate of the administrative, processing and accounting costs that Landlord will incur as a result of a late payment of any installment of the Termination Fee by Tenant. In addition to the late charge, Landlord shall have the right to charge interest on the past due payment of any installment of any Termination Fee at an annual interest rate of [***] percent ([***]%) per annum (but not in excess of the maximum legal rate permitted by law). Upon a Termination Fee Event of Default, Landlord may, at its option, without notice to Tenant, declare the remaining installments of the Termination Fee to be, and thereafter the whole sum of the Termination Fee shall forthwith become, due and payable. In addition to the rights, powers and remedies given in this Agreement or the Lease, Landlord may, in its sole and absolute discretion, at any time and from time to time, exercise any and all rights and powers to pursue any and all remedies now or hereafter given by law or equity. The failure to exercise, in case of one or more Termination Fee Events of Default, any right or remedy given in this Agreement, the Lease or by law or equity shall not preclude Landlord from exercising any right or remedy given in this Agreement, the Lease or by law or equity in case of one or more subsequent Termination Fee Events of Default. If an action is instituted on this Agreement by Landlord against Tenant, Tenant agrees to pay all costs of collection, including court costs and attorneys' fees in so collecting or attempting to so collect any amounts due by Tenant under this Agreement. The provisions of this Section 2.5, including without limitation Tenant's obligation to pay the Termination Fee, shall survive the expiration or earlier termination of the Lease Term.
3.
Removal of Personal Property. As further consideration of Landlord's agreement to terminate the Lease, Tenant hereby sells, transfers and conveys to Landlord, and agrees to surrender with the Premises, on the Vacating Date (or earlier in Tenant’s sole discretion), the furniture and other personal property set forth in Exhibit A attached hereto and incorporated herein by this reference (the "FF&E"), free and clear of all liens. Upon request by Landlord, on or after the Vacating Date Tenant shall execute a separate bill of sale to Landlord or Landlord's designee confirming the transfer of all right, title and interest of Tenant in the FF&E, but failure to execute and deliver that bill of sale shall not limit the effectiveness of the conveyance provided for in this paragraph. Not later than the Vacating Date, Tenant shall remove all personal property and equipment remaining on the Premises other than the FF&E, in accordance with all applicable laws, at Tenant's sole cost and expense. Tenant shall vacate and surrender the Premises to Landlord no later than the Vacating Date in the condition required under this Agreement.
4.
New Lease. This Agreement is conditioned upon Landlord entering into a new lease of the Premises with a third party tenant (“New Tenant”) on terms and conditions satisfactory to Landlord in its sole discretion (the "New Lease"). This condition is solely for the benefit of Landlord. Unless Landlord waives this condition, if the New Lease has not been executed by Landlord and New Tenant prior to the Scheduled Date, Landlord may elect to terminate this Agreement by written notice to Tenant on or before the Scheduled Date, in which event this Agreement shall be null and void and of no force or effect (except that Landlord shall refund to Tenant the Termination Fee (to the extent such Termination Fee was paid to Landlord), in accordance with Section 2 above) and the Lease shall continue in full force and effect as if this Agreement had not been executed. The provisions of the immediately preceding sentence shall survive the termination of this Agreement pursuant to the terms of the immediately preceding sentence, if applicable.
5.
Outstanding Rent and Other Charges. Tenant shall pay to Landlord all Rent and other charges specified in the Lease, including without limitation Tenant's Share of Operating Expenses, through the Early Termination Date. Any charges which cannot be ascertained prior to the Early Termination Date shall be estimated in good faith by Landlord and Tenant shall pay such estimated amount. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been expeditiously determined by Landlord and satisfied (which obligations shall expressly survive a termination of the Lease).
6.
Releases.
6.1
Except for (i) Tenant's liability under the Lease for any rent payable with respect to the period prior to the Early Termination Date, including without limitation, Tenant's obligation to pay any unpaid additional rent, (ii) any obligation of Tenant which by the terms of the Lease survives the expiration or earlier termination of the Lease, (iii) the terms and conditions of the Lease, as modified by the provisions of Section 1.2 above, which require payment of rent or increased rent for any time period in which Tenant “holds over” or continues to occupy the Premises beyond the term of the Lease and/or provide for Tenant's liability for damages or indemnification by Tenant in connection with any such hold over or continued occupancy, (iv) the payments required to be made by Tenant pursuant to Section 2, above, and (v) Tenant's obligations under this Agreement with respect to the condition in which the Premises is to be delivered to Landlord on or before the Vacating Date (collectively, the “Excluded Claims”), effective upon the later of (a) the Early Termination Date, or (b) the date that is ninety-one (91) days after Landlord receives the full amount of the Termination Fee, Landlord forever releases and discharges Tenant from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities, and demands of every kind and character in any way related to or arising from the Lease; provided however, that the conditional release granted by Landlord in this Section 6.1 shall: (x) at all times be subject to the provisions of Section 6.3 of this Agreement and (y) not become effective and shall be null and void if a Bankruptcy Event (as defined in Section 6.3 below) with respect to Tenant occurs on or before the ninetieth (90th) day after Landlord's receipt of the Termination Fee. Consistent with the foregoing conditional release (which does not include the Excluded Claims), Landlord expressly and voluntarily waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code if in any way applicable to this Agreement. Section 1542 of the California Civil Code provides as follows:

“GENERAL RELEASE --CLAIMS EXTINGUISHED: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”

Landlord	Tenant
/s/ Jessica Brock	/s/ Roger Moody

It is understood by Landlord that if the facts or law with respect to which the foregoing conditional release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Landlord to be true, then Landlord hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing conditional release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

6.2
Effective upon the earlier of (i) the Vacating Date or (ii) the date Tenant complies with clauses (x), (y) and (z) of Section 1.2 above, Tenant forever releases and discharges Landlord from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities and demands of every kind and character in any way related to or arising from the Lease. Without limiting the foregoing, Tenant represents that Landlord has not failed to perform (other than with respect to the installation of [***] serving the Premises, which Landlord will install promptly following delivery of such [***] in accordance with the Lease), and is not in any respect in default or otherwise liable in the performance of, any of its obligations under the Lease, nor in connection with the negotiation and execution of the Lease, the administration of the Lease, and the leasing, operations, or management of the Building. Consistent with the foregoing unconditional release, Tenant expressly and voluntarily waives and relinquishes as of the earlier of the dates in clauses (i) and (ii) of this Section 6.2, all rights and benefits under Section 1542 of the California Civil Code if in any way applicable to this Agreement. Section 1542 of the California Civil Code provides as follows:

“GENERAL RELEASE --CLAIMS EXTINGUISHED: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Landlord	Tenant
/s/ Jessica Brock	/s/ Roger Moody

It is understood by Tenant that if the facts or law with respect to which the foregoing release is given hereunder turn out to be other than or different from the facts or law in that connection not known to be or believed by Tenant to be true, then Tenant hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

6.3
The parties agree (and Tenant acknowledges Landlord's express reliance thereon) that upon (i) Tenant filing a voluntary petition or becoming the subject of an involuntary petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or foreign act or law relating to bankruptcy or insolvency, including without limitation, Chapters 7 and 11 of the United States Bankruptcy Code (collectively and each individually, a “Bankruptcy Event”), and (ii) the initiation in any such proceeding of an action to avoid or recover the payments made to Landlord under this Agreement (including, without limitation, the Termination Fee) pursuant to the provisions of Chapter 5 of the Bankruptcy Code or any similar state or foreign law, the release set forth in Section 6.1 above, at Landlord's election, shall be null and void and Landlord shall retain any and all claims that may exist under the Lease or otherwise against Tenant.
7.
Representations of Tenant. Tenant represents and warrants to Landlord, as of the Effective Date and as of the Early Termination Date, that (a) Tenant has not assigned or sublet all or any portion of its interest in the Premises under the Lease; (b) no other person, firm or entity has any right, title or interest in the Premises under the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement without the consent of any person, firm or entity; (d) the individual(s) executing this Agreement on behalf of Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof, (e) as of the Effective Date, Tenant is not insolvent, (f) neither the payment of the Termination Fee nor the performance of any other obligation of Tenant under this Agreement shall cause Tenant to become insolvent, and (g) as of the Early Termination Date, there will be no mechanic's liens on account of work performed at the Premises or in the Building by Tenant or on Tenant's behalf or other liens encumbering all or any portion of the Premises, by virtue of any act or omission on the part of Tenant, its contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease and the release of liability provided herein, the representations and warranties set forth in this Section 7 shall survive the Early Termination Date and Tenant and the individuals executing this Agreement on behalf of Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.
8.
Certain Provisions No Longer Effective. Upon the full execution and delivery of this Agreement by Landlord and Tenant, the following rights of Tenant under the Lease (to the extent any are contained in the Lease) shall terminate and be of no further force or effect: any right to assign or transfer the Lease, any right to sublet or otherwise transfer any portion of the Premises, any right to extend the term of the Lease, any right to lease additional space in the Project, any rights to perform alterations in the Premises (except in connection with performing Tenant's obligations under this Agreement, but in that case all such alterations must be performed in accordance with the requirements of the Lease), and any restrictions on the use of portions of the Project other than the Premises; provided, however, if this Agreement terminates pursuant to Section 1 or Section 4 above, then the provisions of this Section 8 shall be void and of no force or effect.
9.
Brokers. Landlord shall not be liable or responsible for any broker's and finder's fees in connection with any subleasing activities by Tenant on the Premises nor for any commission or other agreements between Tenant and any broker or finder.
10.
No Other Modification. Except as expressly modified by this Agreement, the Lease remains in full force and effect.
11.
Further Assurances. Each party hereto shall execute, acknowledge and deliver to each other party all documents, and shall take all actions, reasonably required by such other party from time to time to confirm or effect the matters set forth herein, or otherwise to carry out the purposes of this Agreement.
12.
Attorneys' Fees. In the event that any litigation shall be commenced concerning this Agreement by any party hereto, the party prevailing in such litigation shall be entitled to recover, in addition to such other relief as may be granted, its reasonable costs and expenses, including without limitation reasonable attorneys' fees and court costs, whether or not taxable, as awarded by a court of competent jurisdiction.
13.
Miscellaneous. This Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties. This document may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof. No provision of this Agreement that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable. Time is of the essence of this Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties regarding the subject matter hereof and shall supersede all prior correspondence, agreements and understandings, both oral and written. This Agreement shall be governed by the laws of the State of California. The headings of articles, sections or paragraphs herein are for convenience only and shall not be relevant for purposes of interpretation of the Lease.

14.
Non-Disclosure of Terms. Tenant acknowledges and agrees that the terms of this Agreement are confidential and constitute proprietary information of Landlord and that disclosure of the terms of this Agreement could adversely affect the ability of Landlord to deal with other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents, accountants and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Agreement to any other tenant or any person unless required by law, governmental agency (including, without limitation, the United States Securities and Exchange Commission), governmental regulation, court order or other civil process such as a subpoena.
15.
Estoppel. As additional consideration to this Agreement, Tenant hereby certifies that (a) the Lease is in full force and effect, (b) to Tenant's knowledge there currently are no uncured defaults on the part of Landlord or Tenant under the Lease; however, Landlord is required to install a permanent backup generator serving the Premises and intends to perform such installation following delivery of such generator in accordance with the Lease, and (c) there currently are no existing offsets or defenses which Tenant has against the enforcement of the Lease by Landlord.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

LANDLORD:

WESTPORT OFFICE PARK, LLC,

a Delaware limited liability company

By	/s/ Jessica Brock
Name	Jessica Brock
Title	Authorized Signatory

TENANT:

TALIS BIOMEDICAL CORPORATION, a Delaware corporation

By	/s/ Roger Moody
Name	Roger Moody
Title	CFO

By	/s/ Gillian Green
Name	Gillian Green
Title	Secretary

[Printed Name and Title]

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.